UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016

Taxus Cardium Pharmaceuticals Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33635	27-0075787
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Sorrento Valley Rd., Suite 250 San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 436-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Huapont Financing Transaction

On June 7, 2016, Taxus Cardium Pharmaceuticals Group Inc. (Trading Symbol: CRXM) (“Taxus Cardium”) and Angionetics Inc., a Delaware corporation and a wholly-owned subsidiary of Taxus Cardium entered into a share purchase agreement with Pineworld Capital Limited an entity affiliated with Huapont Life Sciences Co. Ltd. a China-based pharmaceutical, pesticide and active pharmaceutical ingredient company whose shares are listed on the Shenzhen Stock Exchange (002004.SZ) (“Huapont”). Pursuant to the share purchase agreement, Angionetics has agreed to sell 600,000 shares of its newly authorized Series A Convertible Preferred Stock (the “Shares”) to the Huapont affiliate in exchange for $3,000,000 in cash. The Shares represent an initial 15% interest in Angionetics, and have anti-dilution protection described below.

Taxus Cardium formed Angionetics as a separate subsidiary for the purpose of conducting the business related to development of the Generx® [Ad5FGF-4] product candidate. Taxus Cardium holds 3,400,000 shares of common stock in Angionetics, which constituted all of the outstanding stock of Angionetics prior to the sale of the Shares. Proceeds from the financing will be primarily used to support the planned Generx® clinical development and commercialization program, and to advance Angionetics’ business plan to operate independent of Taxus Cardium. Angionetics has entered into a license agreement to sublicense to the Huapont affiliate the clinical development and rights to market and sell Generx in Mainland China.

The investment will be made in two tranches. The closing of the initial tranche of 200,000 Shares for $1,000,000 occurred on July 5, 2016. The closing of the second tranche of 400,000 Shares for $2,000,000 is conditioned upon Angionetics securing FDA clearance to initiate a new U.S.-based Phase 3 clinical study (the AFFIRM study) to evaluate the safety and definitive efficacy of the Generx® [Ad5FGF-4] product candidate for the treatment of patients with ischemic heart disease and refractory angina. Angionetics has submitted the application for the U.S. based Phase 3 AFFIRM study with the FDA and hopes to secure clearance before September 30, 2016. Angionetics will require additional capital to complete the Phase 3 AFFIRM study, which it expects to secure through the sale of additional equity or debt securities. There are no agreements or arrangement for any additional financing in place at this time.

Terms of the Angionetics Inc. Series A Preferred Stock

The Angionetics Shares have the following rights, privileges and preferences:

•	Dividends. Holders of the Shares are entitled to receive dividends as, when and if declared by the Angionetics board of directors on the Angionetics common stock, on an as converted basis.

•	Liquidation. In the event of a liquidation of Angionetics, including a change of control transaction, holders of the Shares are entitled to be paid an amount equal to their investment amount before any payment is made to Taxus Cardium or any other holders of Angionetics common stock.

•	Voting. The Shares generally vote with the Angionetics common stock as a single class on an as-converted basis. Holders of the Shares also have certain special voting rights as a separate class including (a) the right to appoint a member to the Angionetics board of directors, (b) the right to approve any increase or decrease in the number of authorized shares of the Shares or the common stock, any merger or acquisition involving Angionetics, any liquidation or winding up of Angionetics, any increase in the number of directors and any dividend or distribution, and (c) the right to approve any amendment to the Angionetics certificate of incorporation in a manner that adversely effects the rights of the Shares. The voting rights under (a) and (b) terminate if Huapont does not complete the second closing under the share purchase agreement.

•

Conversion. The Shares are convertible into shares of Angionetics common stock at any time at the holder’s election. The Shares automatically convert into common stock upon the closing of a firm commitment underwritten public offering of Angionetics common stock. The Shares are initially convertible on a one to one basis into Angionetics common stock. The Shares are subject to anti-dilution protection, such that in the event of a firm commitment underwritten public offering or a change in control each Share will be convertible into a pro rata portion of 15% of the outstanding Angionetics common stock at the time of the public offering or change in control.

Additional Rights and Agreements

Under the share purchase agreement, Taxus Cardium granted to the Huapont affiliate a right of first refusal to acquire any shares of Angionetics capital stock that Taxus Cardium proposes to transfer to an unaffiliated third party, as well as certain tag-along rights to participate in the sale of any Angionetics capital stock to an unaffiliated third party. The right of first refusal and the tag along rights do not apply to transfers to the public, whether under Rule 144 or pursuant to a registered offering.

Angionetics entered into an investor rights agreement dated July 5, 2016 with the Huapont affiliate which grants certain demand and piggyback registration rights, subject to customary cut backs and market standstill provisions. The investor rights agreement also grants certain management rights, including the right to receive financial and other reports from Angionetics, and the right, following an initial public offering, to nominate a member for election to the Angionetics board of directors as long as entities affiliated with Huapont hold ten percent (10%) or more of Angionetics’ outstanding common stock. For so long as Huapont or entities affiliated with Huapont hold 200,000 Shares and up until an Angionetics firm commitment underwritten public offering, Huapont will have a right of first refusal to purchase a pro rata interest in any shares of capital stock offered by Angionetics.

Angionetics issued a press release announcing the entry into the share purchase agreement, on July 11, 2016. A copy of the press release is attached as Exhibit 99.2 hereto.

Formation of Angionetics Inc.

On June 6, 2016, Taxus Cardium entered into a contribution agreement with Angionetics, pursuant to which Taxus Cardium contributed all of the assets and certain related liabilities related to the Generx® product candidate to Angionetics. In consideration of the contribution, Angionetics agreed to pay to Cardium a $2,000,000 technology fee, payable upon the earlier of a qualified initial public offering of Angionetics capital stock or a change in control of Angionetics. The contribution agreement also provides certain restrictions and registration rights related to Taxus Cardium’s holding in Angionetics capital stock. Taxus Cardium agreed to a twelve- month lock up on its shares of Angionetics following any qualified initial public offering of Angionetics common stock. Angionetics also granted Taxus Cardium piggyback registration rights, subject to certain cutbacks, for so long as Taxus Cardium continues to hold more than 9.99% of Angionetics’ outstanding capital stock. The contribution agreement contains mutual covenants regarding the protection of confidential non-public information shared between each entity. Finally, the contribution agreement provides for cross-indemnification where Taxus Cardium will indemnify Angionetics for any claims arising out of the operation of its business (excluding Generx and its related assets and liabilities), and Angionetics will indemnify Taxus Cardium for any claims arising out of the operation of its business.

Also on June 6, 2016, Taxus Cardium entered into a services agreement with Angionetics, pursuant to which Taxus Cardium agreed to provide services to Angionetics during a transition period. The services agreement provides that Taxus Cardium will assist Angionetics with the transfer of the Generx assets and liabilities without charge. Taxus Cardium has also agreed to provide certain administrative, commercial and clinical development services to Angionetics on a cost basis. Angionetics has also been granted a license to use certain of Taxus Cardium’s facilities in exchange for payment of 70% of the costs of the facilities. The transition services are provided without warranty or liability except in the case of fraud or willful misconduct. The services agreement also contemplates that as Angionetics develops its financing and business plan, it is anticipated that certain Taxus Cardium employees critical to the development of the Generx® product candidate will become employees of Angionetics.

Item 1.02.	Termination a Material Definitive Agreement

On April 7, 2015 Taxus Cardium announced the entry into a binding term sheet with Dr. Reddy’s Laboratories, Inc. (NYSE: RDY) covering the co-development, marketing and sales of the Generx® [Ad5FGF-4] in Russia and other territories. The term sheet outlined the principle agreements between the parties and was binding, but was to be superseded by a definitive agreement with more detailed terms. No definitive agreement was ever completed and no license fees were paid under the term sheet. Taxus Cardium is no longer planning to complete a clinical trial in Russia, and instead Angionetics plans to conduct the Phase 3 clinical trial for Generx® with the FDA in the United States. Accordingly, the term sheet with Dr. Reddy has been terminated.

On April 8, 2015, Taxus Cardium entered into a binding term sheet with an affiliate of Shanxi Taxus Pharmaceuticals Co., Ltd. to purchase a 15% equity stake in Angionetics for $3,000,000 in cash. Shanxi Taxus Pharmaceuticals Co., Ltd. holds approximately 25% of Cardium’s outstanding common stock. Mr. Jiayue Zhang, Chairman of the Board of Directors of Taxus Cardium is also the Chairman of Shanxi Taxus Pharmaceuticals Co., Ltd. Shanxi Taxus Pharmaceuticals Co., Ltd. never completed the investment, and the financing transaction with Huapont is being completed to replace that financing. Accordingly, the term sheet with Shanxi Taxus Pharmaceuticals Co., Ltd. has been terminated.

Item 8.01.	Other Events.

Under the terms of the share purchase agreement with the Huapont affiliate, Angionetics will transfer up to $500,000 of the financing proceeds to Taxus Cardium, which will be credited against the $2,000,000 technology transfer fee under the contribution agreement. Taxus Cardium intends to use a portion of those proceeds to complete the independent audits of its financial statements and re-initiate regular reporting of its quarterly and annual reports to the SEC.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Share Purchase Agreement dated June 7, 2016 among Taxus Cardium Pharmaceuticals Group Inc., Angionetics Inc. and Pineworld Capital Limited.

10.2	Contribution Agreement dated June 6, 2016 between Taxus Cardium Pharmaceuticals Group Inc. and Angionetics Inc.

10.3	Services Agreement dated June 6, 2016 between Taxus Cardium Pharmaceuticals Group Inc., Angionetics Inc.

99.1	Certificate of Designation of Series A Convertible Preferred Stock of Angionetics Inc.

99.2	Angionetics Inc. press release issued July 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2016

Taxus Cardium Pharmaceuticals Group Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer